Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Stuart Rothstein	NYSE: AMTG
(212) 822-0722

Apollo Residential Mortgage, Inc.

Reports Fourth Quarter 2011 Financial Results

and Declares a $0.75 Per Share Quarterly Dividend

New York, NY, March 6, 2012 - Apollo Residential Mortgage, Inc. (the “Company”) (NYSE: AMTG) reported Operating Earnings (as defined below) of $5.3 million, or $0.51 per share, for the three months ended December 31, 2011. Net income available to common stockholders for the same period was $6.4 million or $0.62 per share. (All per share information is presented on a diluted basis).

Operating Earnings for the period from July 27, 2011 (commencement of operations) through December 31, 2011 were $0.44 per share, or $4.5 million. Net income to common stockholders for the same period was $0.43 per share, or $4.5 million.

Stuart Rothstein, Chief Financial Officer of the Company, commented, “In reviewing the Company’s fourth quarter and 2011 earnings, it is important to note that we achieved full deployment of capital raised in the initial public offering only by the end of October 2011. As such, the Operating Earnings and earnings per share information presented for the three months ended December 31, 2011 do not represent the full earnings potential of the portfolio. Regardless, given the timing of our investments, we believe that the $0.51 per share of Operating Earnings generated in the fourth quarter highlights the Company’s ability to generate attractive returns from investments in both Agency and non-Agency RMBS.”

The Company also announced that its Board of Directors declared a dividend of $0.75 per share of common stock, which is payable on April 30, 2012 to common stockholders of record on March 31, 2012.

Mr. Rothstein added, “In determining the dividend, the Board considered a number of factors including the current Operating Earnings forecast, realized gains and losses, an internal estimate of taxable income and compliance with REIT distribution requirements as well as a desire to minimize the volatility in quarter over quarter dividend levels.”

The Board also set March 12, 2012 as the record date for its 2012 Annual Meeting of Stockholders. The 2012 Annual Meeting of Stockholders will be held on May 8, 2012 at the offices of Clifford Chance US LLP at 31 West 52nd Street, New York, New York.

2011 Highlights:

•	The Board of Directors declared a $0.30 per share dividend to stockholders of record on December 31, 2011, which was paid in January 2012.

•	Initial public offering (“IPO”) equity was substantially deployed by October 2011.

•

The portfolio at December 31, 2011 consisted of Agency residential mortgage-backed securities (“RMBS”) with an estimated fair value of $1.1 billion and non-Agency RMBS with an estimated fair value of $112.3 million. This results in an average debt-to-equity ratio of approximately five to one and a return profile which is consistent with the Company’s initial expectations.

•	Entered into 17 master repurchase agreements representing over $3.6 billion of potential funding capacity.

Michael A. Commaroto, Chief Executive Officer of the Company, commented, “As we discussed last quarter, the Company took a measured and thoughtful approach in investing the IPO proceeds and was focused on sourcing assets and structuring financings in a way that would enable the Company to generate attractive returns while attempting to mitigate risk. Given the volatility experienced in the market during the third and fourth quarters, management remained patient with asset selection and believes this approach allowed the Company to capitalize on opportunistic buying windows. The Company is very pleased to have fully deployed the capital in a manner that it believes will allow it to achieve its strategic goals.”

The Company’s 30-year fixed rate Agency RMBS experienced prepayments at an average constant prepayment rate (“CPR”) of 7% versus an average CPR of 24% for the overall 30-year fixed rate Agency market. The slower prepayments experienced was attributable to the selection of securities with characteristics that were expected to mitigate prepayments, such as low loan balance or those that have already been refinanced through the Home Affordable Refinance Program.

The Company’s non-Agency RMBS investments consist primarily of seasoned sub-prime securities with vintages that range from 2002 to 2007. The non-Agency RMBS investments are bonds with significant credit enhancement or, in the event there is limited credit enhancement, bonds trading at a deep enough discount such that the Company expects to earn an attractive return over the life of the bond. The weighted average cost basis of the Company’s non-Agency RMBS portfolio was 57.5% of par as of December 31, 2011.

Portfolio Summary

The following table sets forth additional detail regarding the Company’s portfolio as of December 31, 2011:

Residential Mortgage-Backed

Securities

(dollar amounts in thousands)

	Principal Balance	Unamortized Premium (Discount)	Amortized Cost (1)	Estimated Fair Value (1)	Net Weighted Average Coupon (2)	Weighted Average Yield (3)
Agency RMBS:
15 year fixed-rate	$107,878	$5,055	$112,933	$113,886	3.5%	2.4%
30 year fixed-rate	721,605	46,587	768,192	774,151	4.5	2.9
Adjustable-rate mortgages	214,438	10,127	224,565	224,422	2.8	1.5
Agency Derivatives	125,099	(108,901)	16,198	15,667	4.4	13.2

Total Agency RMBS	1,169,020	(47,132)	1,121,888	1,128,126	4.1	2.7

Non-Agency RMBS	198,257	(84,275)	113,982	112,346	1.0	13.0

Total	$1,367,277	($131,407)	$1,235,870	$1,240,472	3.6%	3.7%

(1)

Includes unsettled purchases with an aggregate cost of $121,019 and estimated fair value of $121,294 at December 31, 2011 as well as unrealized losses of $2,120 that have been reclassified pursuant to GAAP.

(2)	Net weighted average coupon is presented net of servicing and other fees.
(3)	Weighted average yield incorporates future prepayment and loss assumptions.

The following table sets forth the Company’s borrowings as of December 31, 2011:

Collateral	Amount Outstanding	Weighted Average Interest Rate	Hedged Cost of Funds
Agency RMBS	$1,002,626	0.4%	0.7%
Non-Agency RMBS	77,369	1.8	1.8

Total	$1,079,995	0.5%	0.8%

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined as GAAP net income (loss) as adjusted, excluding (i) non-cash equity compensation expense; (ii) any unrealized gains, losses or other non-cash items; (iii) any realized gain or loss on sale of investments; and (iv) one-time events pursuant to changes in GAAP and certain other non-cash charges.

Reconciliation of Operating Earnings Per Share to Net Income Available to Common Stockholders Per Share

The table below reconciles Operating Earnings with net income available to common stockholders for the three months ended December 31, 2011 and the period from July 27, 2011 (commencement of operations) through December 31, 2011 (dollar amounts in thousands except share and per share data):

	Three Months ended December 31, 2011	Earnings Per Share (Diluted)	For the period from July 27, 2011 (commencement of operations) through December 31, 2011	Earnings Per Share (Diluted)
Operating Earnings:
Net income	$6,358	$0.62	$4,472	$0.43
Adjustments:
Non-cash stock-based compensation expense	73	0.01	143	0.01
Unrealized gain on RMBS	(3,765)	(0.36)	(2,482)	(0.24)
Unrealized loss on derivatives	3,138	0.30	3,246	0.32
Realized gain on sale of RMBS	(550)	(0.06)	(885)	(0.08)

Total adjustments:	(1,104)	(0.11)	22	0.01

Operating Earnings	$5,254	$0.51	$4,494	$0.44

Basic and diluted weighted average common shares outstanding:		10,301,250		10,301,250

Teleconference and Website Presentation Details:

The Company will be hosting a conference call to discuss its financial results on Wednesday, March 7, 2012 at 8:00 a.m. Eastern Time. A presentation will be available on the Company’s website at www.apolloresidentialmortgage.com. The presentation will be accessible beginning one hour prior to the conference call, and will remain accessible for 30 days on the Company’s website.

Members of the public who are interested in participating in the Company’s fourth quarter earnings teleconference call should dial from the U.S., (877) 706-7548, or from outside the U.S., (706) 902-2150, shortly before 8:00 a.m. and reference the Apollo Residential Mortgage, Inc. Teleconference Call (number 53801399). Please note that the teleconference call will be available for replay beginning at 10:00 a.m. on Wednesday, March 7, 2012, and ending at midnight on Wednesday, March 14, 2012. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 53801399.

Webcast:

The conference call will also be available on the Company’s website at www.apolloresidentialmortgage.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

About Apollo Residential Mortgage, Inc.

The Company is a residential real estate finance company that has been formed primarily to invest in, finance and manage mortgage-backed securities, residential mortgage loans and other residential mortgage assets in the United States. The Company is externally managed and advised by ARM Manager, LLC, a Delaware limited liability company, an indirect subsidiary of Apollo Global Management, LLC.

Additional information can be found on the Company’s website at www.apolloresidentialmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives, including information about the ability of the Company to generate attractive returns while attempting to mitigate risk. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apollo Residential Mortgage, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

(in thousands—except share and per share data)

December 31, 2011
Assets:
Cash	$44,407
Restricted cash	10,402
Mortgage-backed securities, at fair value	1,240,472
Investment related receivable	116,678
Interest receivable	3,908
Deferred financing costs, net	455
Derivative asset	235
Other assets	370

Total Assets	$1,416,927

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$1,079,995
Investment related payable	121,144
Accrued interest payable	1,123
Derivative liability	3,481
Accounts payable and accrued expenses	1,534
Payable to related party	1,974
Dividend payable	3,090

Total Liabilities	1,212,341

Stockholders’ Equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 10,271,562 shares issued and outstanding	103
Preferred stock, $0.01 par value, 50,000,000 shares authorized and no shares outstanding	—
Additional paid-in-capital	203,101
Retained earnings	1,382

Total Stockholders’ Equity	204,586

Total Liabilities and Stockholders’ Equity	$1,416,927

Apollo Residential Mortgage, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands—except share and per share data)

	Three Months ended December 31, 2011	For the Period from July 27, 2011 (commencement of operations) through December 31, 2011
Net interest income:
Interest income	$9,178	$10,733
Interest expense	(995)	(1,138)

Net interest income	8,183	9,595

Operating expenses:
General and administrative (includes non-cash stock based compensation of $73 for the three months ended December 31, 2011 and $143 for the period from July 27, 2011 (commencement of operations) through December 31, 2011)	(1,705)	(3,283)
Management fee – related party	(784)	(1,333)

Total operating expenses	(2,489)	(4,616)
Interest income on cash balances	2	2
Realized gain on sale of mortgage-backed securities	550	885
Unrealized gain on mortgage-backed securities	3,765	2,482
Loss on derivative instruments (includes unrealized losses of $3,138 for the three months ended December 31, 2011 and $3,246 for the period from July 27, 2011 (commencement of operations) through December 31, 2011)	(3,653)	(3,876)

Net income	$6,358	$4,472

Basic and diluted net income per share of common stock	$0.62	$0.43

Basic and diluted weighted average common shares outstanding	10,301,250	10,301,250

Dividend declared per share of common stock	$0.30	$0.30